Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (Nos. 333-221630 and 333-239645, etc.) of our report dated March 7, 2025, with respect to the consolidated financial statements, and financial statement schedule of NI Holdings Inc. and Subsidiaries as of December 31, 2024, and for the year then ended, and the effectiveness of internal control over financial reporting, as of December 31, 2024, which is included in this Annual Report on Form 10-K.

/s/ Forvis Mazars, LLP
New York, New York
March 7, 2025